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                                                                     EXHIBIT 99



FROM:    SUPER VISION INTERNATIONAL, INC.
         8210 Presidents Drive, Orlando, FL 32809
         Contact: Brett M. Kingstone, President & C.E.O.
         407/857-9900
         www.svision.com

FOR IMMEDIATE RELEASE

KINGSTONE BACK IN CONTROL OF SUPER VISION INTERNATIONAL, INC.

Orlando, Florida -- Press Release -- July 30, 1999 -- Super Vision International, Inc. (Nasdaq: SUPVA, Stop -- Class A Common), a world-leading manufacturer of fiber optic lighting systems for use in architectural lighting, pools and spas, and signage, announced today that John Stanney, the Company's President & Chief Financial Officer, has resigned from his positions with Super Vision. Brett Kingstone, the Company's founder and Chief Executive Officer will again assume the title and position of President of the Company. Mr. Kingstone led the Company from its formation in 1991 through its formative stages and a successful public offering in 1997. During that time, the Company went from revenues of approximately $200,000 to revenues of approximately $9,000,000.

Super Vision also announced that it has retained Jack Gallagher as an interim Chief Financial Officer. Mr. Gallagher is currently a partner at Tatum CFO Partners, LLP, a national group which provides part-time chief financial officers to early stage, middle market and large corporations. Prior to working with Tatum CFO Partners, LLP, Mr. Gallagher was the Chief Financial Officer for Philip Crosby Associates, a firm engaged in quality management training and for Alexander Proudfoot PLC, a London based management consulting firm which later acquired Crosby. Mr. Gallagher held positions as Vice President & Corporate Controller of Black & Decker, and prior to that as Vice President & Corporate Controller of E.R. Squibb & Sons. Earlier in his career he spent five years with Price Waterhouse in New York City.

"We are excited to have a man with the depth of experience in financial and business affairs that Jack Gallagher brings to Super Vision," said Mr. Kingstone. "We are looking forward to working together to achieve the Company's goals for the future."

Super Vision manufactures fiber optics SIDE GLOW(R) and END GLOW(R) cables, light sources and point of purchase lighting products for the signage, architectural, swimming pool lighting and landscape lighting markets.

Statements contained in this press release that are not based upon current or historical fact are forward looking in nature. Such forward-looking statements are subject to the risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in Super Vision's filings with the Securities and Exchange Commission.

Contact: Brett M. Kingstone, President & C.E.O. of Super Visions International,
         Inc., Orlando, 407-857-9900, www.svision.com